==================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) April 20, 1999
                                                      -----------------

                            Statewide Financial Corp.
                            -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------




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     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release on Tuesday, April 20, 1999 announcing registrant's first quarter earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99 Registrant issued a press release on Tuesday, April 20, 1999 announcing registrant's first quarter earnings.



     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    April 23, 1999                By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                  EXHIBIT INDEX
                                  -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99                  Registrant issued a press release
                         on Tuesday, April 20, 1999 announcing
                         registrant's first quarter earnings.



     FOR IMMEDIATE RELEASE                   Contact:  Bernard F. Lenihan
     April 20, 1999                                         201-795-4000
                                                       Tony Cicatiello
                                                            732-382-1066


                    Statewide Financial Corp. Report Increase
                          in First Quarter 1999 Earnings

                      First Quarter 1999 Net Income Rose 6%
                  First Quarter 1999 Diluted EPS Increased 16%


     Jersey City, N.J. (April 20, 1999) -- Statewide Financial Corp. (NASDAQ: SFIN), the holding company for Statewide Savings Bank S.L.A. today reported net income of $1,362,000, or $0.36 per share, assuming dilution, for the quarter ended March 31, 1999 as compared to $1,304,000, or $0.31 per share, assuming dilution, for the same quarter during 1998. This represents increases in net income and diluted earnings per share of 4% and 16%, respectively over the same period last year. Basic earnings per share were $0.37 for first quarter 1999, as compared to $0.32 for the first quarter of 1998.

     "We're pleased with our strong performance and strategic growth, reflected in increased net interest income complemented with a rise in service fees recorded during the quarter," stated Victor M. Richel, chairman, president and chief executive officer of Statewide Financial Corp. "Commercial loans, which include Statewide Funding warehouse lines of credit to mortgage lenders, continue to fuel net interest income along with additional investment security purchases."

     The Company also noted that on April 13, 1999 it entered into a definitive agreement to merge with Independence Community Bank Corp ("Independence"). Richel commented, "Independence's very strong commitment to providing excellence in customer service and satisfaction, coupled with a natural complement we have in serving largely urban communities, are among the principal reasons we chose to partner with them. Our very strong development of the commercial market combined with the success of our Statewide Funding division, will be significantly enhanced by Independence providing a larger platform for expanding our growth and meeting customer needs. We are also pleased to be able to join with Independence's other pending acquisition, Broad National Bancorporation to form a formidable New Jersey division of Independence. I believe this strategic combination will clearly enhance Statewide's shareholder value, while providing our customers and employees with local management committed to delivering excellence in customer service."

     Upon completion of the transaction, Mr. Richel will become a Vice Chairman of the Board of Independence and Statewide's current Board of Directors will serve as an Advisory Board.

     With regard to the first quarter earnings, Richel highlighted, "Commercial loan originations continued their strong pace. Commercial, multi-family and construction loan and mortgage originations totaled $16.1 million during the first quarter. In addition, Statewide Funding increased its loans outstanding $5.0 million, or 10.4% to $52.7 million at March 31, 1999 from $47.7 million at December 31, 1998. Also, our new initiative in the SBA lending arena is already well under way with originations of $1.0 million this quarter compared to the $900,000 in SBA loans originated during the fourth quarter of 1998. Fees on these SBA loans and other expected loan closings in subsequent quarters will contribute to our earnings growth in the following quarters."

     Richel added, "Our branch re-alignment and expansion plans are moving ahead, as we are nearing completion of combining three of our Jersey City branches into our newly refurbished PATH office in Journal Square, Jersey City. In addition, our new Maplewood NJ branch is expected to open mid-second quarter. This under-served banking community has demographics similar to communities where our most successful branches are located."

     At March 31, 1999, the Company's total assets were $744.2 million compared to $717.5 million at December 31, 1998. The period-ended balances increased $26.7 million between these periods principally from growth in the commercial and consumer loan portfolios and growth in our mortgage-backed securities portfolio partially offset from declines in one-to-four family mortgage loans and debt securities. Loans at March 31, 1999 increased $6.9 million over December 31, 1998 as a result of a $7.5 million, or 9.3% increase in construction, multi-family, commercial mortgage and business loans, along with a $5.0 million, or 10.4% increase in the Statewide Funding portfolio. In addition, consumer loans had a modest increase of $1.2 million, or 3.0% during the quarter. This growth was partially offset by repayments in the one-to-four family mortgage loan portfolio, which declined $6.8 million, or 3.4% despite originations of $7.8 million in this portfolio during the period. Debt securities also decreased during the quarter from the sale and maturity of approximately $5.8 million of corporate debt. Mortgage-backed securities increased $28.2 million between December 31, 1998 and March 31, 1999 as the Company continued to leverage its balance sheet with the purchase of $54.9 million of securities which more than offset the $26.1 million of normal amortization and accelerated prepayments recorded during the period.

     Borrowed funds increased $31.3 million to $238.0 million at March 31, 1999 from $206.7 million at December 31, 1998. The increase in borrowed funds during the quarter was used to support asset growth in line with the Company's leveraging strategy; to repurchase the Company's common stock under its stock repurchase program; and to fund maturities of certificates of deposit for holders who sought rates higher than the Company's alternate borrowing rates. Borrowed funds of $27.0 million are in overnight advances, $65.0 million mature within 30 days and the remaining $146.0 million have final maturity dates ranging from July 2000 to September 2002. All of the $146.0 million are callable earlier at the lender's option. Of this $146.0 million, $86.0 million have interest rates ranging from 5.43% to 5.54%, and are callable quarterly through maturity and $60.0 million have an interest rate of 5.52%, and are first callable in November 1999 and quarterly thereafter.

     Deposits totaled $441.4 million at March 31, 1999, as compared to $443.7 million at December 31, 1998. The decrease in total deposits for the quarter resulted primarily from a decrease of $3.4 million in certificates of deposit as the Company continues with its strategy of not matching competitors' most aggressive interest rates. Partially offsetting this decline was an increase in core deposits of $1.1 million to $273.7 million at March 31, 1999 reflecting the Company's continued successful cross selling and relationship building efforts. Growth in savings accounts of $1.1 million coupled with a $0.7 million increase in demand and NOW accounts were partially offset by a decrease in money market deposit accounts of $0.7 million. "As the Company continues its relationship selling efforts, core deposits continue to grow," Richel stated.

     Shareholders' equity decreased $1.6 million during the quarter to $58.9 million at March 31, 1999 from $60.5 million at December 31, 1998. The decreases during the current quarter resulted primarily from the repurchase and retirement of 112,000 shares of the Company's common stock, the payment of the quarterly dividend, and a decrease of $0.7 million (net of tax) in the March 31, 1999 market value of the Company's investment portfolio from the valuation at December 31, 1998. Partially offsetting these decreases were the current quarter net income of $1.4 million and the allocation of shares under the Company's Employee Stock Ownership Plan (ESOP) and other benefit plans.

     The results of operations for the three months ended March 31, 1999 reflect an increase in net interest income, before provisions for loans losses, over the same period a year ago, of $0.5 million. This increase reflects growth in average loans and investment security balances partially offset by increased borrowing cost to fund growth in assets and repurchase the Company's common stock. In addition, the net interest margin declined 11 basis points to 3.61% for the quarter ended March 31, 1999 as compared to 3.72% for the same quarter last year despite both volume and yield growth in the mortgage loan portfolio, because yields on securities were lower this quarter versus a year ago quarter, as they tracked the lower interest rate environment.

     Interest income on loans and securities increased $0.7 million and $0.2 million respectively, during the current quarter over the same quarter last year. Interest income on commercial loans including Statewide Funding warehouse lines of credit increased $1.5 million, or 125% during the current quarter which more than offset a decline of $0.8 million in one-to-four family loans resulting from continued prepayments. Interest income from securities increased because the average of the Company's mortgage-backed and debt portfolios was 11.2%, or $34.1 million, more during the current quarter resulting from purchases made since the fourth quarter of 1998 when the Federal Reserve lowered its Federal Funds rate, allowing leverage to again be a viable growth strategy.

     The average cost of deposits and borrowed funds decreased 16 basis points during the current quarter compared to the same quarter a year ago, as a result of lower costs for both deposits and borrowings, partially offset by a change in mix towards borrowed funds. As general interest rates decreased since March 31, 1998, the Company has periodically lowered its rates paid to depositors. Consequently, its costs of deposits decreased 45 basis points from the March 31, 1998 quarter to 3.05% for the quarter ended March 31, 1999. Similarly, the costs of borrowings for the quarter ended March 31, 1999 decreased, from 5.57% for the prior-year quarter to 5.35% for the current quarter, despite additional borrowings to fund loan and securities asset growth since the year-ago quarter. These additional borrowings, incurred since the fall 1998 Federal Funds reduction, have been short term, and similar to the duration or repricing characteristic inherent in the asset growth. These increased borrowings, partially offset by lower rates paid on interest bearing liabilities, have resulted in an interest expense increase of $0.5 million during the quarter ended March 31, 1999, as compared to the same quarter last year.

     Provision for loan losses increased $99,000 to $249,000 for the three months ended March 31, 1999 from $150,000 for the same quarter of the prior year. The increase in provision for loan losses was determined by management after review of, among other things, the Company's loan portfolio, the risk inherent in the Company's lending activities, changes in the composition and volume of the Company's loan portfolio, and the local economy in the Company's market area.

     Non-interest income totaled $718,000 for the three months ended March 31, 1999, an increase of $184,000, or 34.5% over the same period of the prior year. Richel stated, "Continued benefits are being realized from our fee enhancement initiative implemented during mid 1998 along with increased fees from growth in existing and new products."
     Current quarter growth over the same period of the prior year reflects increased deposit account fees for returned check assessment charges, recurring maintenance fees on checking and savings products, safe-deposit and other branch service fees and higher annuity sales generated in the retail branches. In addition wholesale mortgage funding transaction fees earned during the current quarter totaled $44,000 with no like fees earned during the preceding year period.

     Non-interest expense for the three months ended March 31, 1999 totaled $4.8 million, an increase of $0.4 million over the same period of the prior year. This change primarily reflects increases in salaries and benefits costs, occupancy, insurance, correspondence and communications costs. Salary and benefits costs reflect staff additions during the second quarter of 1998 for the newly formed Statewide Funding division, for the opening of the North Arlington New Jersey branch and for expansion within the commercial lending division. In addition, normal annual merit increases, incentive plan accruals, education and recruitment costs contributed to the rise during the current year period. Higher occupancy costs occurred from increased capital improvements related to furnishings and repairs and maintenance costs from past and ongoing renovations throughout the Company, along with improvements related to the opening of the North Arlington branch, the creation of Statewide Funding, and operating systems enhancements. Other higher operating costs related to product development and data processing were incurred during the current year period. In addition, the prior year ago period reflected expense reductions from increases in the cash surrender value of insurance policies maintained for benefit programs. Offsetting the increases stated above were lower professional, marketing and real estate owned costs incurred during the current year quarter.

     Under the terms of the Independence merger agreement, which is subject to approval by Statewide's shareholders and by regulatory authorities, Statewide Financial Corp. holders will receive a combination of stock and cash subject to election, proration and allocation procedures. Based on Independence's closing price on April 12, 1999, the transaction has an implied per share value of $25.31 per Statewide Financial Corp. share. The transaction will be accounted for as a purchase and is expected to be completed during the fourth calendar quarter of 1999.

     Headquartered in Jersey City, New Jersey, Statewide Savings Bank is a state chartered stock savings and loan association that conducts business from 16 locations in Hudson, Union and Bergen counties. Statewide's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).

     This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended regarding the Company's future performance during 1999. Forward looking statements can be identified by the use of words as "believes", "expects", "estimate" and "anticipated" or similar expressions. Such statements are not historical facts and involve certain risk and uncertainties. The company believes such statements to be reasonable and makes them in good faith, however, such forward-looking statements almost always vary from actual results, and the differences between assumptions underlying such statements and actual results can be material. Factors which may make actual results differ from anticipated results include, but are not limited to, change in market interest rates; unforeseen competition; changes in customer economic activity which may effect loan activity; changes in economy of the Company's market area, and other uncertainties, all of which are difficult to predict and beyond control of the Company. Accordingly, investors should not rely upon these forward-looking statements in making investment decisions.


     SELECTED FINANCIAL CONDITION DATA           March 31, December 31,
                                                   1999        1998
                                                   ----        ----
     dollars in thousands, except per
     share data

     Total Assets                                $744,225    $717,517
     Loans, Net                                  $373,145    $366,458
     Debt and Equity Securities                  $ 61,842    $ 68,312
     Mortgage-backed Securities                  $276,239    $248,035
     Other Real Estate Owned, Net                $    591    $    523
     Total Deposits                              $441,424    $443,705
     Borrowed Funds                              $237,986    $206,681
     Shareholders' Equity                        $ 58,850    $ 60,499
     Book Value per share                        $  14.57    $  14.57




     SELECTED OPERATING DATA                     For the Three Months
                                                    Ended March 31,
                                                    --------------
     dollars in thousands, except per share data     1999       1998
                                                     ----       ----
     Interest Income                               $12,897     $11,967
     Interest Expense                                6,377       5,905
                                                   -------     -------
     Net Interest Income                             6,520       6,062
     Provision for Loan Losses                         249         150
                                                   -------     -------
     Net Interest Income After Provision For
       Loan Losses                                   6,271       5,912
     Non-interest Income                               720         534
     Net Loss on Sale of Investment Securities          (2)         -
     Foreclosed Real Estate Expense, Net                 2          20
     Other Non-interest Expense                      4,771       4,344
                                                   -------     -------
     Income Before Income Taxes                      2,216       2,082
     Income Tax Expense                                854         778
                                                   -------     -------
     Net Income                                    $ 1,362     $ 1,304
                                                   =======     =======
     Earnings per share:
        Basic                                        $0.37       $0.32
                                                     =====       =====
        Diluted                                      $0.36       $0.31
                                                     =====       =====
     Weighted Average Number of Shares:
        Basic                                    3,678,980   4,029,523
        Diluted                                  3,808,081   4,229,757


     SELECTED FINANCIAL RATIOS (1):                   At or For the
                                                   Three Months Ended
                                                        March 31,
                                                   ------------------
                                                      1999     1998
                                                      ----     ----
     Return on Average Assets                        0.74%     0.78%
     Return on Average Equity                        9.37%     8.09%
     Capital to Assets                               7.91%     9.83%
     Net Interest Rate Spread (2)                    3.38%     3.42%
     Net Interest Margin (3)                         3.61%     3.72%
     Non-interest Income to Average Assets           0.39%     0.32%
     Non-interest Expense to Average Assets          2.59%     2.62%
     Efficiency Ratio (4)                           68.27%    66.46%
     Average Interest-earning Assets to Average
       Deposits and Borrowings                     106.40%   108.30%


     REGULATORY CAPITAL RATIOS:                  March 31, December 31,
                                                    1999       1998
                                                    ----       ----
     Tangible Capital Ratio                        7.87%      7.95%
     Core Capital Ratio                            7.87%      7.95%
     ASSET QUALITY RATIOS:                         0.58%      0.68%
     Non-performing Loans to Total Net Loans       0.29%      0.35%
     Non-performing Loans to Total Assets          0.37%      0.42%
     Allowance for Loan Losses to Non-performing
       Loans                                     147.91%    122.73%
     Allowance for Loan Losses to Total Net Loans  0.86%      0.83%

     OTHER DATA
     Number of Deposit Accounts                  52,016     52,272
     Number of Offices                               16         16

     Notes to Selected Financial Ratios
     ----------------------------------

     (1)  Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between weighted average yield on average interest-earning assets and weighted average costs of average deposits and borrowed funds.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.